Exhibit 99.1

For Immediate Release

	Company Contact:	Agency Contact:
	Marty McDermut	Cathy Mattison
	Vitesse Semiconductor	LHA
	+1.805.388.3700	+1.415.433.3777
	invest@vitesse.com	VTSS@lhai.com

Vitesse Announces Proposed Public Offering of Common Stock

CAMARILLO, Calif. – June 19, 2013 – Vitesse Semiconductor Corporation (NASDAQ: VTSS) today announced that it is offering to sell shares of its common stock in an underwritten public offering in an amount of approximately $30 million (not including any exercise of a 15% over-allotment option to be granted to the underwriters). Needham & Company, LLC is acting as the sole bookrunning manager of the offering. The offering is expected to price after the close of trading on Wednesday, June 19, 2013.

Vitesse intends to use the net proceeds from the offering for working capital and general corporate purposes. A portion of the net proceeds also may be used to repay or restructure indebtedness.

The shares described above are being offered by Vitesse pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, 800.903.3268, or by email to prospectus@needhamco.com.

About Vitesse

Vitesse designs a diverse portfolio of high-performance semiconductor solutions for Carrier and Enterprise networks worldwide. Vitesse products enable the fastest-growing network infrastructure markets including Mobile Access/IP Edge, Cloud Computing and SMB/SME Enterprise Networking.

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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

VTSS-F

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.